EXHIBIT 3.2

[State of Nevada Logo]	ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 69701-4520
(775) 684 6708
Website: www.nvsos.gov

	Filed in the office of	Document Number 20090521873-97
Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)	Ross Miller Secretary of State	Filing Date and Time 06/30/2009 4:35 PM
	State of Nevada	Entity Number C18934-2001

Certificate of Amendment to Article of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.    Name of corporation:

SOUTH TEXAS OIL COMPANY

2.    The articles have been amended as follows: (provide article numbers, if available)

The first sentence of Article 5 has been amended to state:

“The aggregate number of shares which the Corporation shall have authority to issue shall consist of 200,000,000 shares of Common Stock having a $.001 par value and 5,000,000 shares of Preferred Stock having a $.001 par value.”

The remainder of Article 5 is unchanged.

3.    The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 59.36%

4.    Effective date of filing: (optional):_________ (must not be later than 90 days after the certificate is filed).

5.    Signature: (required)

/s/ Michael J. Pawelek

Signature of Officer

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.